EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-110833 on Form S-8 and Nos. 333-143950, 333-140211, and 333-138250 on Form S-3 of our report dated March 31, 2008, relating to the consolidated financial statements of AMDL, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of AMDL, Inc. for the year ended December 31, 2007.

/s/ KMJ Corbin & Company LLP

Irvine, California
March 31, 2008